                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 3)*


                              The Right Start, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    766574206
             ------------------------------------------------------
                                 (CUSIP Number)

                               October 8, 2001
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:
                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.    766574206                 13G                          Page 2 of 4


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       1.  NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Lloyd I. Miller, III                                      ###-##-####
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       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
       3.  SEC USE ONLY


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       4.  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
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                        5. SOLE VOTING POWER
                           * * *
      NUMBER OF         --------------------------------------------------------
       SHARES           6. SHARED VOTING POWER
    BENEFICIALLY           * * *
      OWNED BY          --------------------------------------------------------
        EACH            7. SOLE DISPOSITIVE POWER
      REPORTING            * * *
       PERSON           --------------------------------------------------------
        WITH            8. SHARED DISPOSITIVE POWER
                           * * *
--------------------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           * * *
--------------------------------------------------------------------------------
      10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
      11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           * * *
--------------------------------------------------------------------------------
      12.  TYPE OF REPORTING PERSON*

           IN-IA-00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  ***SEE ITEM 5
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                                                                     Page 3 of 4

Item 1(a).   Name of Issuer:                        The Right Start, Inc.

Item 1(b).   Address of Issuer's Principal          26610 Agoura Road
             Executive Offices:                     Suite 250
                                                    Calabasas, California
                                                    91302

Item 2(a).   Name of Person Filing:                 Lloyd I. Miller, III

Item 2(b).   Address of Principal Business
             Office or if None, Residence:          4550 Gordon Drive
                                                    Naples, Florida 34102

Item 2(c).   Citizenship:                           U.S.A.

Item 2(d).   Title of Class of Securities:          Common Stock

Item 2(e).   CUSIP Number:                          766574206

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
             (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable, this statement is filed pursuant to 13d-1(c)


Item 4.       OWNERSHIP: See Item 5 below.

              (a)      See Item 5 below.

              (b)      See Item 5 below.

              (c)      (i) sole voting power:                  See Item 5 below.

                       (ii) shared voting power:               See Item 5 below.

                       (iii) sole dispositive power:           See Item 5 below.

                       (iv) shared dispositive power:          See Item 5 below.

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].
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                                                                     Page 4 of 4


Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable.

Item 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable.

Item 10.      CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2002

                                                   /s/ Lloyd I. Miller, III
                                                   -----------------------------
                                                   Lloyd I. Miller, III